Exhibit 10.7

INTELLECTUAL PROPERTY PURCHASE AGREEMENT

by and among

ODYSSEY GROUP INTERNATIONAL INC.,

DE LUCA AND

MURDOCK CAPITAL PARTNERS INC.

This INTELLECTUAL PROPERTY PURCHASE AGREEMENT, dated as of June 26, 2019 (this “Agreement”), by and among James De Luca an individual whose address is 15 Wendover Road, Forest Hills Gardens, NY 11375 (“De Luca” or “Seller”), on the one hand, and Murdock Capital Partners, Inc., whose address is 15 West 53rd Street, 24th Floor, New York, NY 10019 (“MCP” or “Seller”), and, Odyssey Group International Inc., a Nevada corporation (“Odyssey” or “Buyer”), whose address is 2372 Morse Ave. Irvine, CA 92614. Odyssey/Buyer, and Seller are referred to collectively herein as the “Parties.” De Luca and MCP together may be referred to collectively as “Sellers”.

WHEREAS, Buyer is a publically traded company focused on developing and commercializing medical products, including medical devices. (the “Business”); and

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Purchased Assets (as defined below) upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, he mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

Section 1.1 Purchase and Sale of Assets.

On, and subject to, the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Encumbrances, all of Seller’s right, title and interest, as of the Closing, in and to the following assets, properties and rights (collectively, the “Purchased Assets”):

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a)	United States Letters Patent No. 7,559,921, entitled “Device for Removing a Lodged Mass” which issued on July 14, 2009 and which was Reissued on June 2, 2015 and received U.S. Reissue Patent No. Re 45,535 and U. S. Patent No.8,454,624 also entitled “Device for Removing a Lodged Mass” which issued on June 4, 2013

b)	“Second Chance” is an anti choking device in prototype form developed by Seller.

Section 1.2 Excluded Liabilities and Assets.

Seller is not selling any of its assets to Buyer other than the Purchased Assets. Buyer does not assume any liability or obligation of Seller, in connection with the Purchased Assets pursuant to Buyer’s purchase of such assets in connection with this Agreement.

Section 1.3 Purchase Consideration.

a)	Equity. In partial consideration for the sale by Seller of the Purchased Assets to Buyer, at the Closing, Odyssey shall grant Seller the equivalent of twenty five thousand dollars ($25,000) in free selling shares of Odyssey common stock. The stock certificate will be delivered to De Luca within 60 days after the Closing. In addition, Odyssey will grant Seller an option to purchase a total of six hundred thousand (600,000) shares of Odyssey common stock and will enter into a Common Stock Purchase Agreement (“Stock Purchase”) in the form attached as Exhibit “A” to this Agreement. The strike price of the options will be the closing price of Odyssey common stock on the day immediately preceding the Closing. The options will vest as follows: two-hundred fifty thousand on the day of the Closing; one hundred thousand (100,000) one year from the Effective Date at the strike price of the stock on the day of closing and two hundred fifty thousand (250,000) two (2) years from the Effective Date or upon the FDA submission for approval, whichever occurs first. The Equity portion of the consideration detailed above will be split between De Luca and MCP, sixty (60) percent will go to De Luca and forty (40) percent will go to MCP.

b)	Royalty Agreement. In partial consideration for the sale by Seller of the Purchased Assets to Buyer, at the Closing, Buyer shall enter into a Royalty Agreement (“Seller Royalty”) with Seller in the form attached as Exhibit “B” to this Agreement providing for payment of three percent (3%) of the net profits from the commercial sale of products that contain the Purchased Assets in perpetuity, collected by Buyer on the terms and conditions set forth therein. Net profits will be determined according to GAAP. The Royalty portion of the consideration will be split between De Luca and MCP, sixty (60) percent will go to De Luca and forty (40) percent will go to MCP.

c)	Consulting Agreement. In partial consideration for the sale by Seller of the Purchased Assets to Buyer, at the Closing, Buyer shall enter into a Consulting Agreement (“Consulting Agreement”) with De Luca and Murdock Capital Partners in the form attached hereto as Exhibit “C” to this Agreement.

d)	Cash Payment: A onetime cash payment totaling two hundred fifty thousand dollars ($250,000) will be paid to Sellers upon FDA clearance of the product containing the Intellectual Property. The total payment will be split between the Sellers, De Luca will be paid sixty (60) percent of the total and MCP will be paid forty (40) percent of the total.

e)	Patent Assignment. In partial consideration for the sale by Seller of the Purchased Assets to Buyer, at the Closing, Seller shall enter a Patent Assignment Agreement (“Patent Assignment”) in the form attached hereto as Exhibit “D,” providing a recordable assignment of the US Patents described in the Purchased Assets to Buyer.

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f)	Security Interest. Buyer shall grant to De LUCA, a security interest in the Purchased Assets as collateral security for the prompt and complete payment and performance when due of Odyssey’s obligations as defined herein. If Buyer fails to make any of the above payments, whether cash or equity, then the ownership of the Purchased Assets will revert back to Sellers. However, any improvements to the Purchased Assets made after the Closing will remain the property of Buyer.

g)	Non-Compete by Seller. Seller agrees not to assist, work for or in any way provide services that in any way relates to the development, manufacturing, sales, marketing or distribution of an anti-choking device or any device that rescues a person from choking except on behalf of Buyer.

Section 1.4 Closing Transactions.

(a) Closing. Unless this Agreement shall have been terminated in accordance with Section 8.1, and subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the closing of the Transactions (the “Closing”) will take place at 12:00 noon, Los Angeles, California time, on a date to be specified by the Parties but no later than June 30, 2019 (the “Closing Date”), which shall be not later than the second Business Day after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (other than those that by their terms are to be satisfied or waived at the Closing), at the offices of Odyssey Group International, Inc. at 2372 Morse Ave Irvine CA , unless another time, date or place is agreed to in writing by the Parties; provided, however, that the Parties shall use reasonable efforts to conduct the Closing by mail and overnight delivery so as not to require the personal attendance of the parties at the Closing. If the parties agree, the Closing may be telephonic.

(b) Actions and Deliveries by Seller. At the Closing, Seller shall deliver to Buyer and Odyssey:

(i) the Patent Assignment in the form of Exhibit D  dated the Closing Date and duly executed by Seller;

(iii) the Consulting Agreement in the form of Exhibit C dated the Closing Date and duly executed by De Luca and Murdock ;

(iv) the certificates and documents required to be delivered by Seller pursuant to Sections 7.1 and 7.2;

(v) all such other instruments of assignment and transfer as are reasonably required to effect the transfer to Buyer of all of Seller’s right, title and interest in and to the Purchased Assets in accordance with this Agreement, in form and substance reasonably satisfactory to Buyer and Seller; and

(vi) Duly executed copies of all the agreements referred to in this Agreement.

(c) Actions and Deliveries by Buyer and/or Odyssey (as required). At the Closing, Buyer and/or Odyssey (as required) shall deliver to Seller:

(ii) the Stock Option Agreement in the form of Exhibit A dated the Closing Date and duly executed by Buyer;

(iii) the Seller Royalty Agreement in the form of Exhibit B dated the Closing Date and duly executed by Buyer;

(iv) the certificates and documents required to be delivered by Buyer pursuant to Sections 7.1 and 7.3.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that, to the best of “Seller’s Knowledge” (as hereinafter defined) and except as set forth in the disclosure schedule delivered by Seller to Buyer and attached hereto and made a part hereof (the “Seller Disclosure Schedule”). The De Luca Seller makes no representation or warranty as to MCP and MCP makes no representation or warranty as to De Luca. Such respective warranties and representations shall be true as of the date of execution and the date of Closing:

Section 2.1 Organization.

MCP is duly incorporated, validly existing and in good standing under the Laws of the Commonwealth of New York and has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.

Section 2.2 Authority Relative to this Agreement and Related Matters.

Sellers respectively have all necessary personal or corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery by Sellers of this Agreement and the consummation by Sellers of the transactions contemplated hereby (the “Transactions”) have been duly authorized by all necessary corporate action on the part of each Seller. This Agreement has been duly executed and delivered by Sellers and, assuming the due authorization, execution and delivery hereof by Buyer, no further action or approval, corporate or otherwise, is required in order to constitute this Agreement as a valid and binding obligation of Seller enforceable in accordance with its terms.

Section 2.3 No Conflict; Required Filings and Consents.

The execution and delivery of this Agreement by Sellers does not, and the consummation by Sellers of the Transactions will not, (a) conflict with or violate the certificate of incorporation or bylaws, each as amended to date, of each respective Seller, (b) conflict with or violate any Law or Order applicable to Seller or by which Seller or any of its properties is bound, (c) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, or result in the creation of an Encumbrance on any of the Purchased Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which Seller is a party or by which Seller or any of its properties is bound, or (d) require Seller to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, except (i) as set forth in Section 2.3 of the Seller Disclosure Schedule, or (ii) for any filings required pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”).

Section 2.4 Absence of Litigation.

Except as disclosed in Section 2.4 of the Seller Disclosure Schedule, as of the date hereof and with respect to each Seller separately, (a) there is no private or governmental action, suit, proceeding, litigation, arbitration or investigation (“Action”) pending or, to the knowledge of Seller, threatened against Seller before any Governmental Authority that, if adversely determined, would prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions, and (b) there is no legally binding judgment, decree, order, injunction, decision or award of any Governmental Authority (“Order”) against Seller that would prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions.

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Section 2.5 Purchased Assets.

Seller owns (beneficially and of record) all right, title and interest in and to all Purchased Assets, free and clear of all Encumbrances. Purchased Assets have been duly filed in the jurisdiction named in each such patents , have each been prosecuted to issuance as a patent and have not been abandoned or allowed to lapse. There is no Action that is pending or, to the knowledge of Seller, threatened that challenges the rights of Seller in respect of any Purchased Assets or the validity, enforceability or effectiveness thereof. Seller has not received any written communication alleging that it has infringed the Intellectual Property rights of any third party and there are no Actions that are pending or, to the knowledge of Seller, threatened against Seller with respect thereto. To the knowledge of Seller, there is no unauthorized use, infringement or misappropriation of the Purchased Assets by any third party and there is no Action that is pending or threatened by Seller with respect thereto. Notwithstanding anything to the contrary, this representation shall not limit or restrict the transfer to Buyer pursuant to this Agreement of all right, title and interest in and to the Purchased Assets owned by Seller throughout the world; provided, however, that Seller does not represent, warrant or covenant that any rights in or to the Purchased Assets exist anywhere outside of the United States of America.

Section 2.6 Seller’s Knowledge.

The term "Seller's Knowledge" as used herein means the actual knowledge (and not the implied or constructive knowledge) without any duty of investigation or inquiry of the following person: James De Luca, Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represent and warrants to Seller that, except as set forth in the disclosure schedule delivered by Buyer to Seller and attached hereto and made a part hereof (the “Buyer Disclosure Schedule”). Such warranties and representation shall be true as of the date of execution and the date of Closing:

Section 3.1 Organization.

Buyer is duly incorporated, validly existing and in good standing under the Laws of each of their respective jurisdictions of organization and each has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.

Section 3.2 Authority Relative to this Agreement and Related Matters.

Buyer has all necessary corporate power and authority, as the case may be, to enter into this Agreement and to carry out each of their respective obligations hereunder. The execution and delivery by Buyer of this Agreement and the consummation by the Buyer of the Transactions have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer, and, assuming the due authorization, execution and delivery hereof by Seller, constitutes the legal, valid and binding obligation of the Buyer, enforceable against each the Buyer in accordance with its terms.

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Section 3.3 No Conflict; Required Filings and Consents.

The execution and delivery of this Agreement by Buyer does not, and the consummation of the Transactions will not, (a) conflict with or violate the organizational or governing documents of Buyer and/or Odyssey, (b) conflict with or violate any Law or Order applicable to Buyer or by which Buyer or or any of their respective properties is bound, (c) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which Buyer is a party or by which Buyer or Odyssey or any of their respective properties is bound, or (d) require Buyer or Odyssey to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, except (i) as set forth in Section 3.3 of the Buyer Disclosure Schedule, or (ii) for any filings required pursuant to the Exchange Act.

Section 3.4 Absence of Litigation.

Except as disclosed in Section 3.4 of the Buyer Disclosure Schedule, as of the date hereof, (a) there is no Action pending or, to the knowledge of Buyer, threatened against Buyer or Odyssey before any Governmental Authority that, if adversely determined, would prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions, and (b) there is no Order against Buyer that would prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions contemplate hereby.

ARTICLE IV

COVENANTS OF SELLER

Section 4.1 Conduct of Seller Pending the Closing.

Seller shall not, between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, do or agree to do any of the following without the prior written consent of Buyer:

(a) take or fail to take, or agree to take or fail to take, any action which would make any representation or warranty made by Seller herein untrue or incorrect in any material respect as of the date of this Agreement or the date of the Closing;

(b) sell, lease, license, encumber, transfer or otherwise dispose of any Purchased Assets; and

(c) agree to do any of the foregoing.

Section 4.2 Notification of Certain Events.

Seller shall give prompt notice to Buyer if any of the following occurs after the date of this Agreement: (i) there has been a material failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt by Seller of any material notice or other communication from any Governmental Authority in connection with the Transactions; (iii) the occurrence of an event which would cause a condition in Section 7.2 not to be satisfied; or (iv) the commencement or threat, in writing, of any Action against Seller, or any of its properties, with respect to the Transactions and/or any of the Purchased Assets. No such notice to Buyer shall have any effect on the determination of whether or not any of the conditions to Closing or to the consummation of the Transactions have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

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ARTICLE V

COVENANTS OF BUYER

Section 5.1 Representations and Warranties.

Buyer covenants and agrees that, except as otherwise contemplated by this Agreement or unless Seller shall give its prior written consent, Buyer shall not, between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, take or fail to take, or agree to take or fail to take, any action which would make any representation or warranty made by Buyer herein untrue or incorrect in any material respect.

Section 5.2 Notification of Certain Events.

Buyer shall give prompt notice to Seller if any of the following occurs after the date of this Agreement: (i) there has been a material failure of Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt by Buyer of any material notice or other communication from any Governmental Authority in connection with the Transactions; (iii) the occurrence of an event which would cause a condition in Section 7.3 not to be satisfied; or (iv) the commencement or threat, in writing, of any Action against Buyer, or any of its properties, with respect to the Transactions. No such notice to Seller shall have any effect on the determination of whether or not any of the conditions to Closing or to the consummation of the Transactions have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

Section 5.3 Condition of Purchased Assets.

BUYER ACKNOWLEDGES THAT IT IS A SOPHISTICATED INVESTOR IN ASSET PURCHASES OF THE TYPE CONTEMPLATED BY THIS AGREEMENT AND THAT ITS VALUATION OF AND DECISION TO PURCHASE THE PURCHASED ASSETS IS BASED UPON ITS OWN INDEPENDENT EXPERT EVALUATIONS OF SUCH FACTS AND MATERIALS DEEMED RELEVANT BY BUYER. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 2 ABOVE, SELLER HAS NOT MADE, AND SELLER HEREBY SPECIFICALLY DISCLAIMS, ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, COVENANT OR AGREEMENT, IN EACH CASE WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING, OR WITH RESPECT TO THE PURCHASED ASSETS. BUYER ACKNOWLEDGES AND AGREES THAT, HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PURCHASED ASSETS, BUYER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PURCHASED ASSETS, AND NOT ON ANY MATERIALS AND OTHER INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER EXCEPT FOR THE REPRESENTATIONS SET FORTH IN THIS AGREEMENT. BUYER FURTHER ACKNOWLEDGES THAT ANY INFORMATION PROVIDED AND TO BE PROVIDED WITH RESPECT TO THE PURCHASED ASSETS WAS OBTAINED FROM A VARIETY OF SOURCES AND SELLER (i) HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION; AND (ii) MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. EXCEPT AS OTHERWISE EXPRESSLY SPECIFIED HEREIN, BUYER AGREES TO ACCEPT THE PURCHASED ASSETS AND ACKNOWLEDGES THAT THE SALE OF THE PURCHASED ASSETS AS PROVIDED FOR HEREIN IS CONDITIONED ON THE FACT THAT THE PROPERTY IS "AS IS, WHERE IS AND WITH ALL FAULTS". WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER EXPRESSLY ACKNOWLEDGES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PURCHASED ASSETS (OR ANY PORTION THEREOF), (B) THE INCOME TO BE DERIVED FROM THE PURCHASED ASSETS (OR ANY PORTION THEREOF), (C) THE SUITABILITY OF THE PURCHASED ASSETS (OR ANY PORTION THEREOF) FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT THEREWITH, (D) THE COMPLIANCE OF OR BY THE PURCHASED ASSETS (OR ANY PORTION THEREOF) OR ITS USE WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PURCHASED ASSETS (OR ANY PORTION THEREOF), (F) THE MANNER OR QUALITY OF THE OPERATIONSENABLED BY THE PURCHASED ASSETS (OR ANY PORTION THEREOF), (G) THE MANNER, QUALITY, OR STATE OF THE PURCHASED ASSETS (OR ANY PORTION THEREOF), (H) THE PAST, PRESENT OR FUTURE USE OF THE PURCHASED ASSETS (OR ANY PORTION THEREOF), (I) THE RELIABILITY, ACCURACY OR COMPLETENESS OF ANY OF THE PURCHASED ASSETS FOR THE USES INTENDED BY BUYER; AND BUYER HEREBY WAIVES ANY RIGHT TO MAKE ANY CLAIM BASED ON ANY OF THE FOREGOING.

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Section 5.4 Maintenance of the Purchased Assets

Buyer represents and warrants that it will take all steps to pay any and all of the periodic maintenance fees due and owing to the United States Patent and Trademark Office to keep the Patents in force and effect. If Buyer fails to make such payment, when due the ownership of the Patents will automatically revert back to De Luca if De Luca makes the payments and is not reimbursed by Seller within 10 days of notice of the payment.

ARTICLE VI

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 6.1 Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions hereof, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions and to vest in Buyer (and any transferee of Buyer) good and marketable title to the Purchased Assets, including obtaining all consents, waivers, authorizations and approvals from Governmental Authorities and other third parties required for the consummation of the Transactions.

(b) From time to time after the Closing, at the request of Buyer (or any transferee of Buyer) and at such requesting party’s expense, and without further consideration, Seller agrees on its own behalf, as well as on behalf of its subsidiaries, affiliates, successors, assigns and legal representatives, to execute and deliver to Buyer any further documents or instruments and perform any further acts that may reasonably be deemed necessary to vest, record, perfect, support and/or confirm the rights herein conveyed, or intended so to be, to Buyer (and any transferee of Buyer) with respect to the Purchased Assets, including without limitation such assignments, agreements and limited powers of attorney as may be needed for recording or effectuating the transfer of the Purchased Assets in the United States. Nothing herein shall be deemed a waiver by Buyer of its right to receive at the Closing an effective assignment of such rights by Seller as otherwise set forth in this Agreement. Without limiting the generality of the foregoing, Seller shall execute and deliver to Buyer or obtain for delivery to Buyer, at the request of Buyer and at Buyer’s expense, and without further consideration, any documents required to update record title to the owned Purchased Assets to reflect Buyer (and any transferee of Buyer) as the record owner in each jurisdiction in which such Purchased Assets exists. At the request of Buyer and at Buyer’s expense, and without further consideration, Seller shall reasonably cooperate with Buyer (and any transferee of Buyer) in connection with the registration of the Purchased Assets in jurisdictions outside of the United States, in the event such registration is available.

(c) From time to time after the Closing, at the request of Buyer and at Buyer’s expense, and without further consideration, Seller shall assist Buyer (and any transferee of Buyer) to the extent reasonably necessary for the defense or prosecution of any claim by or against any third party with respect to the ownership, validity, enforceability, infringement or other violation of or by the Purchased Assets, so long as Seller is not named as a party adverse to the Buyer in any such proceeding.

Section 6.2 Public Announcements.

Each of the Parties agrees that a press release or announcement concerning this Agreement or the Transactions shall be issued by it. Such release or announcement may also be required by applicable Law or the rules or regulations of any securities exchange.

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ARTICLE VII

CONDITIONS TO THE CLOSING

Section 7.1 Conditions to Obligations of Each Party.

The respective obligations of each Party to consummate the Transactions shall be subject to the condition that no Governmental Authority shall have enacted, issued, promulgated, enforced, initiated, or entered any Law or Order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions.

Section 7.2 Additional Conditions to Obligations of Buyer.

The obligation of Buyer to consummate the Transactions shall also be subject to the satisfaction or waiver (where permissible), on or prior to the Closing Date, of each of the following conditions:

(a) The representations and warranties of Seller set forth in Article II of this Agreement (i) that are qualified by the words “material” or “material adverse effect” shall be true and correct in all respects on and as of the Closing Date as if made on and as of such date and (ii) that are not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except in any such case (x) for changes contemplated by this Agreement and by the Seller Disclosure Schedule, and (y) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall remain true and correct (in all material respects, as the case may be) as of such date.

(b) Seller shall in all material respects have performed or complied with each obligation and covenant to be performed or complied with by Seller hereunder on or prior to the Closing Date, including the deliveries under Section 1.4(b).

(c) Buyer shall have received a certificate of Seller, dated the Closing Date, signed by an officer of Seller, to the effect that the conditions specified in Sections 7.2(a) and (b) have been satisfied.

Section 7.3 Additional Conditions to Obligations of Seller.

The obligation of Seller to consummate the Transactions shall also be subject to the satisfaction or waiver (where permissible), on or prior to the Closing Date, of each of the following conditions:

(a) The representations and warranties of Buyer set forth in Article III of this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except in any such case (x) for changes contemplated by this Agreement and by the Buyer Disclosure Schedule, and (y) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall remain true and correct (in all material respects, as the case may be) as of such date.

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(b) Buyer shall in all material respects have performed or complied with each obligation and covenant to be performed or complied with by it hereunder on or prior to the Closing Date, including the deliveries under Section 1.4(c).

(c) Seller shall have received a certificate of Buyer, dated the Closing Date, signed by an executive officer of Buyer, to the effect that the conditions specified in Sections 7.3(a) and (b) have been satisfied.

ARTICLE VIII

TERMINATION

Section 8.1 Termination.

After the Closing, this Agreement may be terminated at any time by Buyer by giving thirty (30) days written notice to Sellers.

This Agreement may not be terminated at any time prior to the Closing Date except:

(a) By mutual written consent of Buyer and Seller;

(b) by either Seller or Buyer, if the Closing shall not have occurred on or before June 30, 2019 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Transactions to be consummated on or before the Outside Date;

(c) by either Seller or Buyer if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order that is, in each case, then in effect and is final and non-appealable and has the effect of making the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such Law or Order to have been enacted, issued, promulgated, enforced or entered;

(d) by Buyer (if Buyer is not in material breach of any of the terms or conditions of this Agreement), if there has been a material breach by Seller of any terms or conditions of this Agreement, or if any representation or warranty of Seller shall have become inaccurate, in either case that would result in a failure of a condition set forth in Section 7.2(a) or 7.2(b) (a “Terminating Seller Breach”); provided, that if such Terminating Seller Breach is reasonably curable by Seller, within 30 days after Seller has received written notice from Buyer of such Terminating Seller Breach, through the exercise of its commercially reasonable efforts and for as long as Seller continues to exercise such commercially reasonable efforts, Buyer may not terminate this Agreement under this Section 8.1(d) until the earlier of the expiration of such 30-day period and the Outside Date; and

(e) by Seller (if Seller is not in material breach of any of its representations, warranties, covenants or agreements under this Agreement), if there has been a material breach by Buyer of any of terms or conditions of this Agreement, or if any representation or warranty of Buyer shall have become inaccurate, in either case that would result in a failure of a condition set forth in Section 7.3(a) or 7.3(b) (a “Terminating Buyer Breach”); provided, that if such Terminating Buyer Breach is reasonably curable by Buyer, within 30 days after Buyer has received written notice from Seller of such Terminating Buyer Breach, through the exercise of its commercially reasonable efforts and for as long as Buyer continues to exercise such commercially reasonable efforts, Seller may not terminate this Agreement under this Section 8.1(e) until the earlier of the expiration of such 30-day period and the Outside Date.

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Section 8.2 Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party hereto or any of their respective Affiliates or the directors, officers, partners, members, managers, employees, agents or other representatives of any of them, and all rights and obligations of each Party hereto shall cease, except that nothing herein shall relieve any Party from liability for any breach of this Agreement committed before such termination. Without limiting the foregoing, Section 6.2, this Section 8.2 and Article X shall survive the termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 10.9 hereof in lieu of terminating this Agreement pursuant to Section 8.1. Upon termination by buyer, the Purchased Assets will revert back to Seller. All unvested stock options shall terminate. Additionally, all of the Agreements attached to this Agreement will also terminate. Notwithstanding anything to the contrary contained in this Agreement, nothing shall limit or prevent any Party from exercising any rights or remedies it may have under any of the agreements attached as Exhibits to this Agreement, whether or not this Agreement has been terminated.

ARTICLE IX

INDEMNIFICATION PROVISIONS

Section 9.1 Seller’s Indemnification Obligation.

Seller agrees that, from and after the Closing, it shall indemnify, defend and hold harmless Buyer and their respective officers, directors, Affiliates, partners, members, managers, employees, agents and other representatives (“Buyer Indemnified Parties”) from and against any damages, claims, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees) (each, a “Liability” and, collectively, “Liabilities”) incurred by any of the foregoing Persons arising out of (a) any misrepresentation in or breach of any representation or warranty of Seller contained in Article II of this Agreement and/or (b) any breach of any covenant or agreement of Seller contained in this Agreement, and/or (c) any action, suit, litigation, proceeding at law or in equity, arbitration or governmental investigation against, or threatened against, Buyer relating to any pre-Closing matter regarding the Purchased Assets, except in all cases to the extent any Liabilities arise out of any breach of the Buyer's representations, warranties, covenants or agreements set forth in this Agreement.

Section 9.2 Buyer’s Indemnification Obligation.

Buyer agrees that, from and after the Closing, it shall indemnify, defend and hold harmless Seller and its officers, directors, Affiliates, partners, members, managers, employees, agents and other representatives (“Seller Indemnified Parties”) from and against any Liabilities incurred by any of the foregoing Persons arising out of (a) any misrepresentation in or breach of any representation or warranty of Buyer contained in Article III of this Agreement, (b) any breach of any covenant or agreement of Buyer contained in this Agreement, (c)  any action, suit, litigation, proceeding at law or in equity, arbitration or governmental investigation against, or threatened against, Seller relating to any post-Closing matter regarding the Purchased Assets, except in all cases to the extent any Liabilities arise out of any breach of the Seller's representations, warranties, covenants or agreements set forth in this Agreement or (d) any action, suit, litigation, proceeding at law or in equity, arbitration or governmental investigation against, or threatened against, Seller relating to any product liability claim made by any purchaser of any product sold by Buyer.

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Section 9.3 Procedures for Indemnification for Third Party Claims.

For purposes of this Article IX, any Party entitled to be indemnified under Article IX is referred to herein as an “Indemnified Party,” and any Party obligated to provide indemnification under Article IX is referred to herein as an “Indemnifying Party.” The obligations and liabilities of the Parties under this Article IX with respect to, relating to or arising out of claims of third parties (individually, a “Third Party Claim” and, collectively, the “Third Party Claims”) shall be subject to the following terms and conditions:

(a) The Indemnified Party shall give the Indemnifying Party prompt written notice of any Liability regarding which it seeks indemnification. In the event a Liability is the result of a Liability asserted against the Indemnified Party by a third-party to this Agreement (a “Third Party Claim”), the Indemnifying Party may undertake the defense of that claim by representatives chosen by it with the written consent of the Indemnified Party, which consent may not be unreasonably withheld, conditioned or delayed, provided, that, in such event, the Indemnified Party will have the right to participate in such defense through counsel of its own choice. Any such notice of a Liability shall identify with reasonable specificity the basis for the indemnification claimed, the facts giving rise to the Liability and the amount of the Liability (or, if such amount is not yet known, a reasonable estimate of the amount of the Liability). The Indemnified Party shall make available to the Indemnifying Party copies of all relevant documents and records in its possession at the expense of the Indemnifying Party. Failure of an Indemnified Party to give prompt notice shall not relieve the Indemnifying Party of its obligation to indemnify, except to the extent that the failure to so notify materially prejudices the Indemnifying Party’s ability to defend such claim against a third party.

(b) If the Indemnifying Party, within ten (10) days after notice from the Indemnified Party of any such Liability, notifies the Indemnified Party in writing of its election not to, or fails to, assume the defense thereof in accordance with Section 9.3(a) of this Agreement, the Indemnified Party shall have the right (but not the obligation) to undertake the defense of the Liability. Any failure on the part of the Indemnifying Party to notify the Indemnified Party within the time period provided above regarding its election shall be deemed an election by the Indemnifying Party not to assume and control the defense of the Liability.

(c) Anything in this Section 9.3 to the contrary notwithstanding, the Indemnifying Party shall not, and does not have any authority to, without the prior written consent of the Indemnified Party, settle or compromise any Liability or consent to the entry of judgment which does not include as an unconditional term thereof the unconditional release of the Indemnified Party, or consent to the entry of judgment with respect thereto, any Liability regarding which it has delivered notice of a claim for indemnification to the Indemnifying Party, without first obtaining the written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed). An Indemnifying Party shall be deemed to have consented to a settlement, compromise, payment or judgment by the Indemnified Party if it does not respond to written notice from the Indemnified Party seeking such consent within ten (10) days after delivery of such notice to the Indemnifying Party.

Section 9.4 Indemnification Limitations.

(a) Time Limits On Indemnification. Except for a claim made under 9.2(d) for which there is no time limit, no claim on account of a breach or inaccuracy of a representation or warranty shall be made after the expiration of the survival periods referred to in Section 10.1 of this Agreement. Notwithstanding the foregoing, if a written claim or written notice is given under Article IX with respect to any representation or warranty prior to the expiration of its survival period, the claim with respect to such representation or warranty shall continue until such claim is finally resolved.

(b) Limitations on Damages.

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(i) In no event shall Seller be liable for indemnification pursuant to Section 9.1(a) unless and until the aggregate of all Liabilities which are incurred or suffered by the Buyer Indemnified Parties exceeds $50,000 (the “Basket”), in which case the Buyer Indemnified Parties shall be entitled to indemnification for all such Liabilities including the Basket (subject to Section 9.4(b)(ii)). Except for a claim made under 9.2(d) for which there is no Basket, in no event shall Buyer be liable for indemnification pursuant to Section 9.2(a) unless and until the aggregate of all Liabilities which are incurred or suffered by the Seller Indemnified Parties exceeds the Basket, in which case the Seller Indemnified Parties shall be entitled to indemnification for all such Liabilities including the Basket (subject to Section 9.4(b)(ii)).

(ii) Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of Seller pursuant to Section 9.1(a) shall not exceed (1) the amount of money actually paid to and received by the Seller from the Buyer or their Affiliates pursuant to the terms of this Agreement and any of the Agreements attached as Exhibits hereto as of the date the notice of requested indemnification is delivered to the Seller, less (2) any amounts of money currently due the Seller from the Buyer, Odyssey or their Affiliates pursuant to the terms of this Agreement and any of the Agreements attached as Exhibits hereto. For purposes of this provision, the right to purchase Odyssey stock at its par value or the shares, if purchased, shall be valued at the greater of its book value or its then current market price.

Except for a claim made under 9.2(d) for which there is no limit, the maximum aggregate liability of Buyer pursuant to Section 9.2(a) shall not exceed $7,500,000.

(iii) Notwithstanding anything to the contrary contained in this Agreement or otherwise, no Party to this Agreement shall be liable to any Indemnified Party for any special, incidental, punitive, consequential or similar damages except, in the event a Third Party Claim results in a judgment against an Indemnified Party by the third-party claimant, then such damages shall be included in the amount of indemnification due the Indemnified Party.

Section 9.5 Exclusive Remedy.

The remedies provided in this Article IX shall be the sole and exclusive remedies of the Parties with respect to the matters arising from or related to this Agreement or the Transactions, except that nothing herein shall prevent a Party from seeking specific performance pursuant to Section 10.9, subject to the provisions thereof, including with respect to the obligations in Section 6.1.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Survival of Representations and Warranties.

Except for a claim made under 9.2(d) for which there is no time limit, the representations and warranties made by Seller in Article II of this Agreement shall survive until the date that is fifteen (15) months after the Closing Date. The representations and warranties made by Buyer in Article III of this Agreement shall survive until the date that is fifteen (15) months after the Closing Date.

Section 10.2 Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt) or (b) one Business Day following the day sent by nationally-recognized overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision)

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(a)	if to Buyer:

Odyssey Group International, Inc. 1327 Morse Ave Irvine, CA 90401 Attention: Michael Redmond

(b)	Seller

James De Luca. 15 Wendover Road, Forest Hills Gardens, NY 11375

with a copy to:

Murdock Capital Partners, Inc.15 West 53rd Street, 24th Floor, New York, NY 10019 Attention:

Any notice or other communication that has been given or made as of a date that is not a Business Day shall be deemed to have been given or made on the next succeeding day that is a Business Day.

Section 10.3 Headings.

The headings contained in this Agreement and the disclosure schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the disclosure schedules. Unless the context of this Agreement otherwise requires, words of any gender are deemed to include each other gender and words using the singular or plural number also include the plural or singular number, respectively.

Section 10.4 Entire Agreement.

This Agreement, together with the exhibits and schedules attached hereto, constitutes the entire agreement, and supersede all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof. There are no agreements, commitments, promises, or representations that are not contained herein.

Section 10.5 Assignment: Parties in Interest.

This Agreement and any rights or obligations hereunder can be assigned by any Party without the prior written consent of the other Party. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under this Agreement, other than Article IX hereof (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

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Section 10.6 Governing Law; Consent to Jurisdiction.

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of California applicable to contracts executed in and to be performed entirely in that State, without regard to conflicts of Laws principles thereof to the extent that the general application of the Laws of another jurisdiction would be required thereby.

Section 10.7 Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission or .pdf) in one or more counterparts, and by the Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.8 Severability.

In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

Section 10.9 Specific Performance.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties further agree that each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

Section 10.10 Fees and Expenses.

All fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring the same, regardless of the termination, if any, of this Agreement pursuant to Section 8.1. Notwithstanding the foregoing, in the event the Parties engage in litigation relating to or arising out of this Agreement or the performance thereof, the Parties agree that the Court shall be asked to determine which Party is the prevailing Party to the proceeding or proceedings, and the non-prevailing Party or Parties shall, jointly and severally, be liable to the prevailing Party in the amount of all reasonable attorney’s fees, court costs, and all other expenses, incurred by the prevailing Party to the proceeding in addition to any other relief to which the prevailing Party may be entitled.

Section 10.11 Amendment.

This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by Buyer, , and Seller.

Section 10.12 Waiver.

At any time prior to the Closing Date, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Parties hereto. The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

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ARTICLE XI

CERTAIN DEFINITIONS

For purposes of this Agreement, the term:

“Action” shall have the meaning ascribed to it in Section 2.4.

“Affiliate” of a Person means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. “Agreement” shall have the meaning ascribed to it in the preamble.

“Business Day” means any calendar day which is not a Saturday, Sunday or federal holiday.

“Buyer” shall have the meaning ascribed to it in the Preamble.

“Buyer Disclosure Schedule” shall have the meaning ascribed to it in the preamble to Article III.

“Closing” shall have the meaning ascribed to it in Section 1.4(a).

“Closing Date” shall have the meaning ascribed to it in Section 1.4(a).

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Encumbrance” means any charge, claim, community property interest, condition, easement, covenant, warrant, demand, encumbrance, equitable interest, lien, mortgage, option, purchase right, pledge, security interest, right of first refusal or other right of third parties or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Exchange Act” shall have the meaning ascribed to it in Section 2.3.

“Governmental Authority” means any United States federal, state or local government, governmental, regulatory or administrative authority, agency, self-regulatory body, instrumentality or commission, and any court, tribunal or judicial or arbitral body (including private bodies) and any political or other subdivision, department or branch of any of the foregoing.

“Indemnified Party” shall have the meaning ascribed to it in Section 9.3.

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“Indemnifying Party” shall have the meaning ascribed to it in Section 9.3.

“Intellectual Property” means all United States and foreign intellectual property and all other similar proprietary rights, including all (i) patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (ii) registered, pending and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names, Internet sites and web pages; and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (iii) registered copyrights, and registrations and applications for registration thereof; rights of publicity; and copyrightable works; (iv) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information; and (v) confidential and proprietary information, including know-how.

“Seller’s Knowledge” shall have the meaning ascribed to it in Section 2.6.

“Laws” means any federal, state or local statute, law, rule, ordinance, code or regulation of any Governmental Authority.

“Liability” and, collectively, “Liabilities” shall have the meaning ascribed to it in Section 9.1.

“Order” shall have the meaning ascribed to it in Section 2.4.

“Outside Date” shall have the meaning ascribed to it in Section 8.1(b).

“Parties” shall have the meaning ascribed to it in the preamble.

“Patent(s) means: The USPTO Patent Number RE45, 535 E issued on June 2, 2015 and Patent Number 8,454,624 B2; issued June 4, 2013, both patents are related to a Choking Rescue Device.

“Patent Assignment” means the Patent Assignment Agreement whereby, as part of this Agreement, Seller assigns Patent Applications No. RE 45,535 E and Patent number 8,454,624 B2 issued June 4 2013.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity..

“Purchased Assets” shall have the meaning ascribed to it in Section 1.1.

“Seller” shall have the meaning ascribed to it in the Preamble.

“Seller Disclosure Schedule” shall have the meaning ascribed to it in the preamble to Article II.

“Subsidiary” means any Person with respect to which a specified Person directly or indirectly (A) owns a majority of the equity interests, (B) has the power to elect a majority of that Person’s board of directors or similar governing body, or (C) otherwise has the power, directly or indirectly, to direct the business and policies of that Person.

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“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, equity interests, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Terminating Buyer Breach” shall have the meaning ascribed to it in Section 8.1(e).

“Terminating Seller Breach” shall have the meaning ascribed to it in Section 8.1(d).

“Third Party Claim” and, collectively, “Third Party Claims” shall have the meaning ascribed to it in Section 9.3.

“Transactions” shall have the meaning ascribed to it in Section 2.2.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first written above.

SELLER: De LUCA.

By:	/s/James De Luca
Name:	James De Luca
Title:	Individual

Seller: MCP

By:	/s/ Luis Mejia
Name:	Luis Mejia
Title:	/s/ Managing Partner

ODYSSEY: ODYSSEY GROUP INTERNATIONAL, INC.

By:	/s/ J. Michael Redmond
Name:	J. Michael Redmond
Title:	President/Chief Executive Officer

SCHEDULE FOR EXHIBITS

•	EXHIBIT “A” “Common Stock Purchase Agreement”
•	EXHIBIT “B” “Royalty Agreement”
•	EXHIBIT “C” “Consulting Agreement”
•	EXHIBIT “D” “Patent assignment Agreement”

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EXHIBIT “A”

ODYSSEY GROUP INTERNATIONAL, INC.

STOCK OPTION AGREEMENT

FOR

DE LUCA

Agreement

1.            Grant of Option. Odyssey Group International, Inc., a Nevada corporation (the “Company”), hereby grants, as of the effective date of this Agreement specified on Schedule I hereof beside the caption “Date of Grant” (“Date of Grant”), to James De Luca (the “Optionee”) an option (the “Option”) to purchase an aggregate number of shares set forth on Schedule I hereof beside the caption “Number of Optioned Shares” (such number being subject to adjustment as provided in Section 10(c) of the Plan) of the Company’s common stock, $.001 par value per share (the “Shares”), at an exercise price per share set forth on Schedule I hereof beside the caption “Exercise Price” (such exercise price being subject to adjustment as provided in Section 10(c) of the Plan)(the “Exercise Price”). The Option shall be subject to the terms and conditions set forth herein. The Option is being issued pursuant to the Odyssey Group International Inc. 2019 Incentive Compensation Plan (the “Plan”), which is incorporated herein for all purposes. This Option is designated on Schedule I as either an Incentive Stock Option or a Non-Qualified Stock Option. If designated on Schedule I hereof as an Incentive Stock Option, this Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code, and this Agreement shall be interpreted accordingly. Where there is a discrepancy between this Agreement and the Plan this Agreement shall take precedence

2.            Definitions. Unless otherwise provided herein, terms used herein that are defined in the Plan and not defined herein shall have the meanings attributed thereto in the Plan.

3.            Exercise Schedule. Except as otherwise provided in Sections 6 or 10 of this Agreement, or in the Plan, the Option is exercisable in installments as specified on Schedule I hereof beside the caption “Vesting”, which shall be cumulative. To the extent that the Option has become exercisable with respect to a percentage of Shares as provided on Schedule I hereof beside the caption “Vesting” on each date (the “Vesting Date”) upon which the Optionee shall be entitled to exercise the Option with respect to the percentage of Shares granted as indicated for each Vesting Date (), the Option may thereafter be exercised by the Optionee, in whole or in part, at any time or from time to time prior to the expiration of the Option as provided herein. Except as otherwise specifically provided herein, there shall be no proportionate or partial vesting in the periods prior to each Vesting Date, and all vesting shall occur only on the appropriate Vesting Date.

4.            Method of Exercise. The vested portion of this Option shall be exercisable in whole or in part in accordance with the exercise schedule set forth in Section 3 hereof by written notice which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such Shares as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. The written notice shall be accompanied by payment of the Exercise Price. This Option shall be deemed to be exercised after both (a) receipt by the Company of such written notice accompanied by the Exercise Price and (b) arrangements that are satisfactory to the Committee in its sole discretion have been made for Optionee’s payment to the Company of the amount, if any, that is necessary to be withheld in accordance with applicable Federal or state withholding requirements. No Shares shall be issued pursuant to the Option unless and until such issuance and such exercise shall comply with all relevant provisions of applicable law, including the requirements of any stock exchange upon which the Shares then may be traded.

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5.            Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee: (a) cash; (b) check; (c) to the extent permitted by the Committee or as provided on Schedule I hereof beside the caption “Permission to Pay with Shares”, with Shares owned by the Optionee, or the withholding of Shares that otherwise would be delivered to the Optionee as a result of the exercise of the Option, or pursuant to a “cashless exercise” procedure, by delivery of a properly executed exercise notice together with such other documentation, and subject to such guidelines, as the Committee shall require to effect an exercise of the Option and delivery to the Company by a licensed broker acceptable to the Company of proceeds from the sale of Shares sufficient to pay the Exercise Price and any applicable income or employment taxes, or (d) such other consideration or in such other manner as may be determined by the Committee in its absolute discretion.

6.            Termination of Option.

(a)       General. Any unexercised portion of the Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

(i)         the tenth anniversary of the date as of which the Option is granted (or, if a different date is shown on Schedule I hereof beside the caption “Termination Date”, such date).

(ii)        Any Options not vested will terminate upon the termination of the Intellectual Property Purchase Agreement.

(b)       Cancellation. To the extent not previously exercised, (i) the Option shall terminate immediately in the event of (A) the liquidation or dissolution of the Company, or The Committee shall give written notice of any proposed transaction referred to in this Section 6(b) a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after approval of such transaction), in order that the Optionee may have a reasonable period of time prior to the closing date of such transaction within which to exercise the Option if and to the extent that it then is exercisable (including any portion of the Option that may become exercisable upon the closing date of such transaction). The Optionee may condition his exercise of the Option upon the consummation of a transaction referred to in this Section 6(b).

7.            Transferability. Unless (i) transfers are expressly permitted in the language appearing beside the caption “Expanded Rights to Transfer Option” on Schedule I hereof or (ii) otherwise determined by the Committee, the Option granted hereby is not transferable otherwise than by will or under the applicable laws of descent and distribution, and during the lifetime of the Optionee the Option shall be exercisable only by the Optionee, or the Optionee’s guardian or legal representative. In addition, the Option shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the Option shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, negotiate, pledge or hypothecate the Option, or in the event of any levy upon the Option by reason of any execution, attachment or similar process contrary to the provisions hereof, the Option shall immediately become null and void. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

8.            No Rights of Stockholders. Neither the Optionee nor any personal representative (or beneficiary) shall be, or shall have any of the rights and privileges of, a stockholder of the Company with respect to any Shares purchasable or issuable upon the exercise of the Option, in whole or in part, prior to the date on which the Shares are issued.

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9.            Acceleration of Exercisability of Option.

(a)       Acceleration Upon Certain Terminations or Cancellations of Option. This Option shall become immediately fully exercisable in the event that, prior to the termination of the Option pursuant to Section 6 hereof, (i) the Option is terminated pursuant to Section 6(b)(i) hereof, or (ii) the Company exercises its discretion to provide a cancellation notice with respect to the Option pursuant to Section 6(b)(ii) hereof.

(b)       Acceleration Upon Change in Control. This Option shall become immediately fully exercisable in the event that, prior to the termination of the Option pursuant to Section 6 hereof, and during the Optionee's Continuous Service, there is a “Change in Control”, as defined in Section 9(b) of the Plan.

10.          No Right to Continuous Service. Neither the Option nor this Agreement shall confer upon the Optionee any right to Continuous Service with the Company or any Related Entity.

11.          Information Confidential. As partial consideration for the granting of the Option, the Optionee agrees with the Company to keep confidential all information and knowledge that the Optionee has relating to the manner and amount of the Optionee’s participation in the Plan; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Optionee’s spouse, the Optionee’s tax and financial advisors, or financial institutions to the extent that such information is necessary to secure a loan.

12.          Interpretation / Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan adopted by the Committee as may be in effect from time to time. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Optionee accepts the Option subject to all of the terms and provisions of the Plan and this Agreement. The undersigned Optionee hereby accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan and this Agreement, unless shown to have been made in an arbitrary and capricious manner.

13.          Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be personally delivered, delivered by facsimile or courier service, or mailed, certified with first class postage prepaid to the address specified by the person who is to receive the same. Each such notice, request, demand, or other communication hereunder shall be deemed to have been given (whether actually received or not) on the date of actual delivery thereof, if personally delivered or delivered by facsimile transmission (if receipt is confirmed at the time of such transmission by telephone or facsimile-machine-generated confirmation), or on the third day following the date of mailing, if mailed in accordance with this Section, or on the day specified for delivery to the courier service (if such day is one on which the courier service will give normal assurances that such specified delivery will be made). Any notice, request, demand, or other communication given otherwise than in accordance with this Section shall be deemed to have been given on the date actually received. Each such notice, request, demand, or other communication hereunder shall be addressed, in the case of the Company, to the Company’s Secretary at Odyssey Group International Inc., 2372 Morse Ave Irvine, CA, or if the Company should move its principal office, to such principal office, and, in the case of the Optionee, to the Optionee’s last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section. Any person entitled to any notice, request, demand, or other communication hereunder may waive the notice, request, demand, or other communication.

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14.           Section 409A.

(a)        It is intended that the Option awarded pursuant to this Agreement be exempt from Section 409A of the Code (“Section 409A”) because it is believed that (i) the Exercise Price may never be less than the Fair Market Value of a Share on the Date of Grant and the number of shares subject to the Option is fixed on the original Date of Grant, (ii) the transfer or exercise of the Option is subject to taxation under Section 83 of the Code and Treas. Reg. 1.83-7, and (iii) the Option does not include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the Option. The provisions of this Agreement shall be interpreted in a manner consistent with this intention, and the provisions of this Agreement may not be amended, adjusted, assumed or substituted for, converted or otherwise modified without the Optionee’s prior written consent if and to the extent that the Company believes or reasonably should believe that such amendment, adjustment, assumption or substitution, conversion or modification would cause the award to violate the requirements of Section 409A. In the event that either the Company or the Optionee believes, at any time, that any benefit or right under this Agreement is subject to Section 409A, then the Committee may (acting alone and without any required consent of the Optionee) amend this Agreement in such manner as the Committee deems necessary or appropriate to be exempt from or otherwise comply with the requirements of Section 409A (including without limitation, amending the Agreement to increase the Exercise Price to such amount as may be required in order for the Option to be exempt from Section 409A).

(b)        Notwithstanding the foregoing, the Company does not make any representation to the Optionee that the Option awarded pursuant to this Agreement is exempt from, or satisfies, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Optionee or any Beneficiary for any tax, additional tax, interest or penalties that the Optionee or any Beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto, that either is consented to by the Optionee or that the Company reasonably believes should not result in a violation of Section 409A, is deemed to violate any of the requirements of Section 409A.

15.           Incentive Stock Option Treatment. If designated on Schedule I hereof as an Incentive Stock Option: (a) the terms of this Option shall be interpreted in a manner consistent with the intent of the Company and the Optionee that the Option qualify as an Incentive Stock Option under Section 422 of the Code; (b) if any provision of the Plan or this Agreement shall be impermissible in order for the Option to qualify as an Incentive Stock Option, then the Option shall be construed and enforced as if such provision had never been included in the Plan or the Option; and (c) if and to the extent that the number of Options granted pursuant to this Agreement exceeds the limitations contained in Section 422 of the Code on the value of Shares with respect to which this Option may qualify as an Incentive Stock Option, this Option shall be a Non-Qualified Stock Option.

16.           Section Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17.           Governing Law and Venue. THIS AGREEMENT SHALL AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEVADA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEVADA. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF THE COURTS LOCATED IN THE STATE OF CALIFORNIA AND AGREES THAT ANY LITIGATION BETWEEN THE PARTIES WILL BE FILED IN COURTS LOCATED IN LOS ANGELES, CALIFORNIA.

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18.           Arbitration. By execution hereof, the parties hereto expressly agree that upon the request of any party, whether made before or after the institution of any legal proceeding, any action, dispute, claim or controversy of any kind, whether in contract or in tort, statutory or common law, legal or equitable, arising between the parties in any way arising out of any of the provisions contained in this Agreement shall be resolved by binding arbitration administered by the American Arbitration Association (the “AAA”) and in Los Angeles, California. Such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the AAA and, to the maximum extent applicable, the Federal Arbitration Act (Title 9 of the United States Code) except as otherwise specified herein. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction. The arbitrator shall resolve all disputes in accordance with the applicable substantive law. A single arbitrator shall be chosen and shall decide the dispute, unless the amount sought in the dispute exceeds $100,000, in which case a panel of three arbitrators shall decide the dispute. In all arbitration proceedings in which the amount of any award exceeds $100,000, in the aggregate, the arbitrator(s) shall make specific, written findings of fact and conclusions of law. In all arbitration proceedings in which the amount of any award exceeds $100,000, in the aggregate, the parties shall have, in addition to the limited statutory right to seek a vacation or modification of an award pursuant to applicable law, the right to vacation or modification of any award that is based, in whole or in part, on an incorrect or erroneous ruling of law by appeal to an appropriate court having jurisdiction; provided, however, that any such application for a vacation or modification of such an award based on an incorrect ruling of law must be filed in a court having jurisdiction over the dispute within 15 days from the date the award is rendered. The findings of fact of the arbitrator(s) shall be binding on all parties and shall not be subject to further review except as otherwise allowed by applicable law. No provision of this Agreement nor the exercise of any rights hereunder shall limit the right of any party, and any party shall have the right during any dispute, to seek, use, and employ ancillary or preliminary remedies, such as injunctive relief (including, without limitation, specific performance), from a court having jurisdiction before, during, or after the pendency of any arbitration. The institution and maintenance of any action for judicial relief or pursuit of provisional or ancillary remedies shall not constitute a waiver of the right of any party to submit any dispute to arbitration nor render inapplicable the compulsory arbitration provisions hereof.

19.           Attorney’s Fees. If any action is brought to enforce or interpret the terms of this Agreement (including through arbitration), the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

20.           Counterparts. This Agreement may be executed in any number of counterparts and shall be effective when each party hereto has executed at least one counterpart, with the same effect as if all signing parties had signed the same document. All counterparts will be construed together and evidence only one agreement, which, notwithstanding the actual date of execution of any counterpart, shall be deemed to be dated the day and year first written above. In making proof of this Agreement, it shall not be necessary to account for a counterpart executed by any party other than the party against whom enforcement is sought or to account for more than one counterpart executed by the party against whom enforcement is sought.

21.           Execution by Facsimile. The manual signature of any party hereto that is transmitted to any other party by facsimile or in portable document format (PDF) shall be deemed for all purposes to be an original signature.

Remainder of page intentionally left blank; signature page follows.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 26th day of June 2019.

COMPANY:
Odyssey Group International, Inc.

By:	/s/ J. Michael Redmond
Name: J. Michael Redmond Title: CEO

The Optionee acknowledges receipt of a copy of the Plan and represents that he or she has reviewed the provisions of the Plan and this Agreement in their entirety, is familiar with and understands their terms and provisions, and hereby accepts this Option subject to all of the terms and provisions of the Plan and this Agreement. The Optionee further represents that he or she has had an opportunity to obtain the advice of counsel prior to executing this Agreement.

OPTIONEE:

Dated: 6-27-19	/s/ James De Luca Name: James De Luca 15 Wendover Road, Forest Hills Gardens, NY 11375

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SCHEDULE I

NAME OF OPTIONEE:	James De Luca
DATE OF GRANT:	June 26, 2019
TYPE OF OPTION:	Incentive Stock Option No
Non-Qualified Stock Option Yes
NUMBER OF OPTIONED SHARES:	360,000
EXERCISE PRICE:	$1.25 per Share
TERMINATION DATE:	None
VESTING:

150,000 vest immediately

60,000 vest upon the first anniversary date of the Intellectual Property Purchase Agreement

150,000 vest on the second anniversary date of the Intellectual Property Purchase Agreement or upon FDA submission which ever occurs first.

PERMISSION TO PAY WITH SHARES:	__X_ Granted _____Denied
EXPANDED RIGHTS TO TRANSFER OPTION:	Options may be transferred to a family member

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ODYSSEY GROUP INTERNATIONAL, INC.

STOCK OPTION AGREEMENT

FOR

Murdock Capital Partners

Agreement

22.              Grant of Option. Odyssey Group International, Inc., a Nevada corporation (the “Company”), hereby grants, as of the effective date of this Agreement specified on Schedule I hereof beside the caption “Date of Grant” (“Date of Grant”), to Murdock Capital Partners (the “Optionee”) an option (the “Option”) to purchase an aggregate number of shares set forth on Schedule I hereof beside the caption “Number of Optioned Shares” (such number being subject to adjustment as provided in Section 10(c) of the Plan) of the Company’s common stock, $.001 par value per share (the “Shares”), at an exercise price per share set forth on Schedule I hereof beside the caption “Exercise Price” (such exercise price being subject to adjustment as provided in Section 10(c) of the Plan)(the “Exercise Price”). The Option shall be subject to the terms and conditions set forth herein. The Option is being issued pursuant to the Odyssey Group International Inc. 2019 Incentive Compensation Plan (the “Plan”), which is incorporated herein for all purposes. This Option is designated on Schedule I as either an Incentive Stock Option or a Non-Qualified Stock Option. If designated on Schedule I hereof as an Incentive Stock Option, this Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code, and this Agreement shall be interpreted accordingly. Where there is a discrepancy between this Agreement and the Plan this Agreement shall take precedence

23.              Definitions. Unless otherwise provided herein, terms used herein that are defined in the Plan and not defined herein shall have the meanings attributed thereto in the Plan.

24.              Exercise Schedule. Except as otherwise provided in Sections 6 or 10 of this Agreement, or in the Plan, the Option is exercisable in installments as specified on Schedule I hereof beside the caption “Vesting”, which shall be cumulative. To the extent that the Option has become exercisable with respect to a percentage of Shares as provided on Schedule I hereof beside the caption “Vesting” on each date (the “Vesting Date”) upon which the Optionee shall be entitled to exercise the Option with respect to the percentage of Shares granted as indicated for each Vesting Date (), the Option may thereafter be exercised by the Optionee, in whole or in part, at any time or from time to time prior to the expiration of the Option as provided herein. Except as otherwise specifically provided herein, there shall be no proportionate or partial vesting in the periods prior to each Vesting Date, and all vesting shall occur only on the appropriate Vesting Date.

25.              Method of Exercise. The vested portion of this Option shall be exercisable in whole or in part in accordance with the exercise schedule set forth in Section 3 hereof by written notice which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such Shares as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. The written notice shall be accompanied by payment of the Exercise Price. This Option shall be deemed to be exercised after both (a) receipt by the Company of such written notice accompanied by the Exercise Price and (b) arrangements that are satisfactory to the Committee in its sole discretion have been made for Optionee’s payment to the Company of the amount, if any, that is necessary to be withheld in accordance with applicable Federal or state withholding requirements. No Shares shall be issued pursuant to the Option unless and until such issuance and such exercise shall comply with all relevant provisions of applicable law, including the requirements of any stock exchange upon which the Shares then may be traded.

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26.              Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee: (a) cash; (b) check; (c) to the extent permitted by the Committee or as provided on Schedule I hereof beside the caption “Permission to Pay with Shares”, with Shares owned by the Optionee, or the withholding of Shares that otherwise would be delivered to the Optionee as a result of the exercise of the Option, or pursuant to a “cashless exercise” procedure, by delivery of a properly executed exercise notice together with such other documentation, and subject to such guidelines, as the Committee shall require to effect an exercise of the Option and delivery to the Company by a licensed broker acceptable to the Company of proceeds from the sale of Shares sufficient to pay the Exercise Price and any applicable income or employment taxes, or (d) such other consideration or in such other manner as may be determined by the Committee in its absolute discretion.

27.              Termination of Option.

(a)        General. Any unexercised portion of the Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

(i)        the tenth anniversary of the date as of which the Option is granted (or, if a different date is shown on Schedule I hereof beside the caption “Termination Date”, such date).

(ii)        Any Options not vested will terminate upon the termination of the Intellectual Property Purchase Agreement.

(b)       Cancellation. To the extent not previously exercised, (i) the Option shall terminate immediately in the event of (A) the liquidation or dissolution of the Company, or The Committee shall give written notice of any proposed transaction referred to in this Section 6(b) a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after approval of such transaction), in order that the Optionee may have a reasonable period of time prior to the closing date of such transaction within which to exercise the Option if and to the extent that it then is exercisable (including any portion of the Option that may become exercisable upon the closing date of such transaction). The Optionee may condition his exercise of the Option upon the consummation of a transaction referred to in this Section 6(b).

28.              Transferability. Unless (i) transfers are expressly permitted in the language appearing beside the caption “Expanded Rights to Transfer Option” on Schedule I hereof or (ii) otherwise determined by the Committee, the Option granted hereby is not transferable otherwise than by will or under the applicable laws of descent and distribution, and during the lifetime of the Optionee the Option shall be exercisable only by the Optionee, or the Optionee’s guardian or legal representative. In addition, the Option shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the Option shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, negotiate, pledge or hypothecate the Option, or in the event of any levy upon the Option by reason of any execution, attachment or similar process contrary to the provisions hereof, the Option shall immediately become null and void. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

29.              No Rights of Stockholders. Neither the Optionee nor any personal representative (or beneficiary) shall be, or shall have any of the rights and privileges of, a stockholder of the Company with respect to any Shares purchasable or issuable upon the exercise of the Option, in whole or in part, prior to the date on which the Shares are issued.

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30.              Acceleration of Exercisability of Option.

(a)       Acceleration Upon Certain Terminations or Cancellations of Option. This Option shall become immediately fully exercisable in the event that, prior to the termination of the Option pursuant to Section 6 hereof, (i) the Option is terminated pursuant to Section 6(b)(i) hereof, or (ii) the Company exercises its discretion to provide a cancellation notice with respect to the Option pursuant to Section 6(b)(ii) hereof.

(b)       Acceleration Upon Change in Control. This Option shall become immediately fully exercisable in the event that, prior to the termination of the Option pursuant to Section 6 hereof, and during the Optionee's Continuous Service, there is a “Change in Control”, as defined in Section 9(b) of the Plan.

31.              No Right to Continuous Service. Neither the Option nor this Agreement shall confer upon the Optionee any right to Continuous Service with the Company or any Related Entity.

32.              Information Confidential. As partial consideration for the granting of the Option, the Optionee agrees with the Company to keep confidential all information and knowledge that the Optionee has relating to the manner and amount of the Optionee’s participation in the Plan; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Optionee’s spouse, the Optionee’s tax and financial advisors, or financial institutions to the extent that such information is necessary to secure a loan.

33.              Interpretation / Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan adopted by the Committee as may be in effect from time to time. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Optionee accepts the Option subject to all of the terms and provisions of the Plan and this Agreement. The undersigned Optionee hereby accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan and this Agreement, unless shown to have been made in an arbitrary and capricious manner.

34.              Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be personally delivered, delivered by facsimile or courier service, or mailed, certified with first class postage prepaid to the address specified by the person who is to receive the same. Each such notice, request, demand, or other communication hereunder shall be deemed to have been given (whether actually received or not) on the date of actual delivery thereof, if personally delivered or delivered by facsimile transmission (if receipt is confirmed at the time of such transmission by telephone or facsimile-machine-generated confirmation), or on the third day following the date of mailing, if mailed in accordance with this Section, or on the day specified for delivery to the courier service (if such day is one on which the courier service will give normal assurances that such specified delivery will be made). Any notice, request, demand, or other communication given otherwise than in accordance with this Section shall be deemed to have been given on the date actually received. Each such notice, request, demand, or other communication hereunder shall be addressed, in the case of the Company, to the Company’s Secretary at Odyssey Group International Inc., 2372 Morse Ave Irvine, CA, or if the Company should move its principal office, to such principal office, and, in the case of the Optionee, to the Optionee’s last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section. Any person entitled to any notice, request, demand, or other communication hereunder may waive the notice, request, demand, or other communication.

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35.              Section 409A.

(a)               It is intended that the Option awarded pursuant to this Agreement be exempt from Section 409A of the Code (“Section 409A”) because it is believed that (i) the Exercise Price may never be less than the Fair Market Value of a Share on the Date of Grant and the number of shares subject to the Option is fixed on the original Date of Grant, (ii) the transfer or exercise of the Option is subject to taxation under Section 83 of the Code and Treas. Reg. 1.83-7, and (iii) the Option does not include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the Option. The provisions of this Agreement shall be interpreted in a manner consistent with this intention, and the provisions of this Agreement may not be amended, adjusted, assumed or substituted for, converted or otherwise modified without the Optionee’s prior written consent if and to the extent that the Company believes or reasonably should believe that such amendment, adjustment, assumption or substitution, conversion or modification would cause the award to violate the requirements of Section 409A. In the event that either the Company or the Optionee believes, at any time, that any benefit or right under this Agreement is subject to Section 409A, then the Committee may (acting alone and without any required consent of the Optionee) amend this Agreement in such manner as the Committee deems necessary or appropriate to be exempt from or otherwise comply with the requirements of Section 409A (including without limitation, amending the Agreement to increase the Exercise Price to such amount as may be required in order for the Option to be exempt from Section 409A).

(b)               Notwithstanding the foregoing, the Company does not make any representation to the Optionee that the Option awarded pursuant to this Agreement is exempt from, or satisfies, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Optionee or any Beneficiary for any tax, additional tax, interest or penalties that the Optionee or any Beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto, that either is consented to by the Optionee or that the Company reasonably believes should not result in a violation of Section 409A, is deemed to violate any of the requirements of Section 409A.

36.              Incentive Stock Option Treatment. If designated on Schedule I hereof as an Incentive Stock Option: (a) the terms of this Option shall be interpreted in a manner consistent with the intent of the Company and the Optionee that the Option qualify as an Incentive Stock Option under Section 422 of the Code; (b) if any provision of the Plan or this Agreement shall be impermissible in order for the Option to qualify as an Incentive Stock Option, then the Option shall be construed and enforced as if such provision had never been included in the Plan or the Option; and (c) if and to the extent that the number of Options granted pursuant to this Agreement exceeds the limitations contained in Section 422 of the Code on the value of Shares with respect to which this Option may qualify as an Incentive Stock Option, this Option shall be a Non-Qualified Stock Option.

37.              Section Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

38.              Governing Law and Venue. THIS AGREEMENT SHALL AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEVADA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEVADA. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF THE COURTS LOCATED IN THE STATE OF CALIFORNIA AND AGREES THAT ANY LITIGATION BETWEEN THE PARTIES WILL BE FILED IN COURTS LOCATED IN LOS ANGELES, CALIFORNIA.

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39.              Arbitration. By execution hereof, the parties hereto expressly agree that upon the request of any party, whether made before or after the institution of any legal proceeding, any action, dispute, claim or controversy of any kind, whether in contract or in tort, statutory or common law, legal or equitable, arising between the parties in any way arising out of any of the provisions contained in this Agreement shall be resolved by binding arbitration administered by the American Arbitration Association (the “AAA”) and in Los Angeles, California. Such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the AAA and, to the maximum extent applicable, the Federal Arbitration Act (Title 9 of the United States Code) except as otherwise specified herein. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction. The arbitrator shall resolve all disputes in accordance with the applicable substantive law. A single arbitrator shall be chosen and shall decide the dispute, unless the amount sought in the dispute exceeds $100,000, in which case a panel of three arbitrators shall decide the dispute. In all arbitration proceedings in which the amount of any award exceeds $100,000, in the aggregate, the arbitrator(s) shall make specific, written findings of fact and conclusions of law. In all arbitration proceedings in which the amount of any award exceeds $100,000, in the aggregate, the parties shall have, in addition to the limited statutory right to seek a vacation or modification of an award pursuant to applicable law, the right to vacation or modification of any award that is based, in whole or in part, on an incorrect or erroneous ruling of law by appeal to an appropriate court having jurisdiction; provided, however, that any such application for a vacation or modification of such an award based on an incorrect ruling of law must be filed in a court having jurisdiction over the dispute within 15 days from the date the award is rendered. The findings of fact of the arbitrator(s) shall be binding on all parties and shall not be subject to further review except as otherwise allowed by applicable law. No provision of this Agreement nor the exercise of any rights hereunder shall limit the right of any party, and any party shall have the right during any dispute, to seek, use, and employ ancillary or preliminary remedies, such as injunctive relief (including, without limitation, specific performance), from a court having jurisdiction before, during, or after the pendency of any arbitration. The institution and maintenance of any action for judicial relief or pursuit of provisional or ancillary remedies shall not constitute a waiver of the right of any party to submit any dispute to arbitration nor render inapplicable the compulsory arbitration provisions hereof.

40.              Attorney’s Fees. If any action is brought to enforce or interpret the terms of this Agreement (including through arbitration), the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

41.              Counterparts. This Agreement may be executed in any number of counterparts and shall be effective when each party hereto has executed at least one counterpart, with the same effect as if all signing parties had signed the same document. All counterparts will be construed together and evidence only one agreement, which, notwithstanding the actual date of execution of any counterpart, shall be deemed to be dated the day and year first written above. In making proof of this Agreement, it shall not be necessary to account for a counterpart executed by any party other than the party against whom enforcement is sought or to account for more than one counterpart executed by the party against whom enforcement is sought.

42.              Execution by Facsimile. The manual signature of any party hereto that is transmitted to any other party by facsimile or in portable document format (PDF) shall be deemed for all purposes to be an original signature.

Remainder of page intentionally left blank; signature page follows.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 26th day of June 2019.

COMPANY:
Odyssey Group International, Inc.

By:	/s/ J. Michael Redmond
Name: J. Michael Redmond Title: CEO

The Optionee acknowledges receipt of a copy of the Plan and represents that he or she has reviewed the provisions of the Plan and this Agreement in their entirety, is familiar with and understands their terms and provisions, and hereby accepts this Option subject to all of the terms and provisions of the Plan and this Agreement. The Optionee further represents that he or she has had an opportunity to obtain the advice of counsel prior to executing this Agreement.

OPTIONEE:

Dated: 07-11-19	/s/ Luis J. Mejia Luis J. Mejia, Managing Partner Name: Murdock Capital Partners 15 W. 53rd St. New York, NY 10019

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SCHEDULE I

NAME OF OPTIONEE:	Murdock Capital Partners
DATE OF GRANT:	June 26, 2019
TYPE OF OPTION:	Incentive Stock Option No
Non-Qualified Stock Option Yes
NUMBER OF OPTIONED SHARES:	240,000
EXERCISE PRICE:	$1.25 per Share
TERMINATION DATE:	None
VESTING:

100,000 vest immediately

40,000 vest upon the first anniversary date of the Intellectual Property Purchase Agreement

100,000 vest on the second anniversary date of the Intellectual Property Purchase Agreement or upon FDA submission whichever occurs first.

PERMISSION TO PAY WITH SHARES:	__X_ Granted ____ Denied
EXPANDED RIGHTS TO TRANSFER OPTION:	Options may be transferred to a family member

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EXHIBIT “B”

ROYALTY AGREEMENT

THIS AGREEMENT (this "Agreement") is entered into as of June 26, 2019 by and between Odyssey Group International Inc., Inc. a corporation organized under the laws of the State of Nevada (“Odyssey”), Murdock Capital Partners a New York corporation, (“MCP”) and James De Luca an individual (“De Luca”) are hereinafter collectively referred to as the Parties.

WHEREAS, the Parties have entered into an Intellectual Property Purchase Agreement and other related agreements pursuant to which Odyssey is purchasing certain intellectual property and related assets from De Luca as set forth therein (the "Acquisition Agreement");

WHEREAS, as part of the consideration of the Acquisition Agreement, De Luca shall assign, and Odyssey shall acquire, all right, title, and interest in and to patents that are owned by De Luca pursuant to that certain “Patent Assignment” (defined herein below) in exchange for payment of certain royalties to De Luca and MCP, among other consideration.

NOW, THEREFORE, for and in consideration of the Parties’ Acquisition Agreement, Patent Assignment and the mutual covenants contained herein, and for other good and valuable consideration receipt of which each party hereby acknowledges, the Parties, intending to be legally bound hereby, agree as follows:

1. DEFINITIONS

1.1 "AFFILIATE" shall mean any entity in which Odyssey or De Luca or MCP (as the case may be), directly or indirectly, or through one or more intermediaries, holds the beneficial ownership of more than fifty percent (50%) or the equity securities or interests, and only so long as such ownership continues.

1.2 "ASSIGNED PATENTS" shall mean the patent “USPTO Patents Number RE45, 535 E issued on June 2, 2015 and Patent Number 8,454,624 B2; issued June 4, 2013, both patents are related to a Choking Rescue Device a copy of which is attached as Exhibit “A” to this Agreement.

1.3 “PATENT ASSIGNMENT” shall mean the Patent Assignment Agreement attached as Exhibit “G” to the Acquisition Agreement.

2. GRANT OF RIGHTS.

2.1 De Luca shall assign all of De Luca's right, title and interest in the Assigned Patents, subject to the conditions set forth in Section 2.3 of this Agreement and pursuant to the terms of the Patent Assignment. In order to affect such ownership transfer, contemporaneously with the execution of this Agreement, De Luca has executed that certain separate assignment document, to be recorded with the United States Patent and Trademark Office in a form determined by Odyssey to be appropriate. De Luca shall reasonably cooperate with Odyssey, at Odyssey’s sole expense, in the filing and prosecution of the Assigned Patent.

2.2 De Luca promptly shall deliver to Odyssey (or provide access to) all documentation in its possession or control pertaining to the Assigned Patents, including, to the extent possessed, copies of all correspondence to or from examining authorities regarding such Assigned Patents, patents and prior art searches pertaining to such Assigned Patent, and all correspondence with any attorney involved in the preparation and/or prosecution of the Assigned Patents.

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3. ROYALTY

3.1 Odyssey shall pay De Luca and MCP an amount equal to a total of three percent (3%) of all net profits accounted by Odyssey from any sale, use, derivation, license, grant or transfer of any rights in, to or regarding the Assigned Patents,, the commercial exploitation of the Assigned Patents, (the “Royalty”). Odyssey will pay De Luca sixty (60) percent of the Royalty and Odyssey will pay forty (40) percent of the Royalty to MCP. Net Royalty shall be determined by GAAP

3.2 After FDA approval or the first commercial exploitation of the Assigned Patents whichever occurs first, during each calendar quarter this Agreement is in effect (January through March being the First Quarter, April through June being the Second Quarter, July through September being the Third Quarter and October through December being the Fourth Quarter) commencing with the end of the first calendar quarter after the date of first commercial sale of any product sold by Odyssey that contains the Assigned Patents. Odyssey shall deliver to De Luca and MCP, within thirty (30) days from the last day of the calendar quarter, an accurate and complete written statement setting forth Odyssey’s calculations of all Royalty payments due De Luca and MCP from net profits accounted during such calendar quarter, including all amounts of net profits accounted from whatever sources related to the Royalty during the quarter, certified as to accuracy by an appropriate representative of Odyssey. Time is of the essence of this provision. Odyssey hereby grants De Luca the right to audit and inspect Odyssey’s records and operations relating to the Royalty (including the right to access Odyssey’s proprietary or confidential business information to the extent reasonably necessary, provided that De Luca agrees to keep all such information confidential when identified as such by Odyssey), one time per year and upon reasonable notice, to insure the amount of the Royalty paid to De Luca under the terms of this Agreement is accurate and appropriate. The costs of the audit will be at De Luca’s expense. However, in the event that the audit reveals an underpayment of a royalty by Odyssey, Odyssey shall pay any undisputed difference within fifteen (15) calendar days following written notice of the underpayment. If the underpayment is in excess of three percent of the royalty due De Luca and MCP, then Odyssey shall reimburse De Luca and MCP for the reasonable, actual and documented cost of the audit.

3.3 All payments of Royalty amounts shall be paid within thirty (30) days of the last day of the calendar quarter during which revenues are accounted. De Luca and MCP shall be entitled to Royalty payment commencing on the date of this Agreement and ending at such time Odyssey is no longer able to generate revenues from the sale, use, derivation, license, grant or transfer of any rights in, to or regarding the Assigned Patent.

4. WARRANTIES AND LIMITATION OF LIABILITY

4.1 WARRANTIES.

4.1.1 MCP represents and warrants that: (a) it is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York and has full power and authority to enter into this Agreement and perform its obligations hereunder; (b) immediately prior to the execution of this Agreement (and subject to such licenses as have been disclosed to Odyssey in writing), De Luca has full power and authority to enter into this Agreement and perform its obligations and owns all right, title and interest in and to the Assigned Patent; and (c) it has the legal right to grant all the rights it purports to grant and to convey all the rights it purports to convey pursuant to Section 2.1 above.

4.1.2 Odyssey represents and warrants that: (a) Odyssey Group International, Inc. it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada; (b) Odyssey has full power and authority to enter into this Agreement and perform its obligations hereunder.

4.1.3 EXCEPT AS PROVIDED IN THIS SECTION 4.1 AND UNDER THE TERMS OF THE ACQUISITION AGREEMENT AND ANY AGREEMENTS ATACHED THERETO AS EXHIBITS, EACH PARTY DISCLAIMS ALL WARRANTIES, EITHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO ANY (IF ANY) IMPLIED WARRANTIES OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, AND OF LACK OF NEGLIGENCE OR LACK OF WORKMANLIKE CONDUCT OR EFFORT. ALL PATENTS ASSIGNED UNDER THIS AGREEMENT ARE PROVIDED AS IS WITH ALL FAULTS, AND NO WARRANTIES OR PROMISES ARE MADE THAT THE SAME WILL WORK OR WORK FOR ANY PARTICULAR PURPOSE. EXCEPT AS PROVIDED IN THIS SECTION 4.1, THERE IS NO WARRANTY OF TITLE, AUTHORITY OR NON-INFRINGEMENT IN ANY SUCH PATENT.

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4.2 LIMITATION OF LIABILITY. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE IMMEDIATELY PRECEDING SENTENCE SHALL HAVE NO APPLICABILITY TO ANY LEGAL CAUSE OF ACTION ARISING FROM ANY PARTY'S ACTIVITIES OUTSIDE THE SCOPE OF THIS AGREEMENT.

5. GENERAL

5.1 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof, and to the extent that this agreement is inconsistent with any other agreement(s) between the Parties, the terms of this agreement are to control.

5.2 AMENDMENT. This Agreement shall not be amended or otherwise modified except by a written agreement dated after the date of this Agreement and signed on behalf of Odyssey, MCP and De Luca by their respective duly authorized representatives.

5.3 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of California.

5.4 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5.5 NO WAIVER. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

5.6 SAVINGS CLAUSE. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect.

5.7 FURTHER ASSURANCES. Each party agrees to take such further action and execute, deliver and/or file such documents or instruments as are reasonably necessary to carry out the terms and purposes of this Agreement.

5.8 SECTION HEADINGS. The section headings used in this Agreement are intended for convenience only and shall not be deemed to supersede or modify any provisions.

5.9 FEES AND EXPENSES. All fees, costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring the same. Notwithstanding the foregoing, in the event the Parties engage in litigation relating to or arising out of this Agreement or the performance thereof, the Parties agree that the Court shall be asked to determine which Party is the prevailing Party to the proceeding or proceedings, and the non-prevailing Party or Parties shall, jointly and severally, be liable to the prevailing Party in the amount of all reasonable attorney’s fees, court costs, and all other expenses, incurred by the prevailing Party to the proceeding in addition to any other relief to which the prevailing Party may be entitled.

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IN WITNESS, WHEREOF, the parties have executed this Agreement as of the Effective Date.

ODYSSEY GROUP INTERNATIONAL, INC.

/s/ J. Michael Redmond                June 27, 2019

J. Michael Redmond                      Date

President/CEO

DE LUCA, INC.

/s/ James De Luca                          June 27,2019

James De Luca                               Date

MURDOCK CAPITAL PARTNERS

/s/ Luis Mejia                                  July 11, 2019

By:                                                    Date

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Exhibit A

Assigned Patents

“USPTO Patents Number RE45, 535 E issued on June 2, 2015 and Patent Number 8,454,624 B2; issued June 4, 2013, both patents are related to a Choking Rescue Device

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EXHIBIT “C”

CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") is entered into as of this 26th day of June 2019 (the "Effective Date"), by and between Odyssey Group International, Inc. a Nevada corporation with offices at 2372 Morse Ave., Irvine, CA 92614 (the "Company") and James De Luca at 15 Wendover Road, Forest Hills Gardens, NY 11375 ("Consultant") and Murdock Capital Partners (“Consultant”). James De Luca and Murdock Capital Partners may be collectively referred to as “Consultants”. Together, the Company and Consultants may be referred to as the "Parties".

WHEREAS, Consultants possesses certain skills and expertise;

WHEREAS, Company wishes to retain the services of Consultants on the terms and conditions set forth below, and

WHEREAS, Consultants are willing to provide services to the Company, on the terms and conditions set forth below,

NOW, THEREFORE, the Parties agree as follows:

1.	Services. Consultants will perform the services set forth on Exhibit B, or as amended by mutual written agreement. It is agreed and understood that the nature and manner of services provided hereunder shall be within Consultant’s area of professional expertise and/or historical experience.

(a)	Direction. Consultant shall be directed by and shall report to Company’s President or his successor as requested by the Company.

(b)	Start Date. Consultant's consulting obligations to Company shall begin when the Company has raised a minimum of six hundred thousand dollars ($600,000.00) for the development of the anti choking device. Term. This Agreement shall commence on the Start Date and, unless earlier terminated in accordance with Section 15, shall continue for one year thereafter (the "Term").

2.	Method of Performance. The Consultant shall determine the method, details, and means of performing and fulfilling the duties hereunder.

3.	Other Employment. The Company acknowledges and agrees that Consultant may assume other commitments, and has ongoing or intends to obtain engagements outside of Consultant's work for Company during the Term ("Other Engagements"); provided that Consultant fully complies with the confidentiality and non-compete obligations contained in this Agreement. Consultant shall reasonably notify Company of any Other Engagements, which may pose a conflict of interest prior to undertaking such Engagements, it being understood that such notice shall allow Company sufficient basis to proceed in accordance with Section 15(b)(2), below if necessary.

4.	Status as Independent Contractor; Nature of Relationship. It is agreed and understood that the Consultant is an independent contractor and will not act as an agent nor shall he or she be deemed an employee of Consultant for the purposes of any employee benefit programs, income tax withholding, FICA taxes, unemployment benefits, and worker’s compensation insurance, or otherwise. Consultant shall not enter into any agreement or incur any obligations on Company’s behalf, or commit Company in any manner without Company’s prior written consent.

5.	Resources. Upon Consultant's reasonable request, the Company shall provide such incidental resources to Consultant as the Company in its discretion believes may be warranted.

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6.	Compensation. It is agreed and understood, that subject to the Term and performance and under Section 1, the Consultant shall be paid as set forth in Exhibit A. Consultant shall be solely responsible for and agrees that he or she will in a timely fashion pay all federal, state and other taxes on the amounts set forth in this Section.

7.	Expenses. Consultant will be reimbursed for the reasonable expenses, pre-approved by the Company that Consultant incurs directly in connection with services provided under this Agreement, following the submission of documentation evidencing and confirming such expenses.

8.	Compliance with all Laws. Consultant agrees that in the course of providing his services to the Company, he or she will not knowingly engage in any practice or commit any acts in violation of any federal, state or local law or ordinance.

9.	Non-Disclosure Obligations.

(a)	Definition of "Information." “Information” shall mean materials, data, or information in any form, whether written, oral, digital, or otherwise, provided by or obtained from Company, Company's agents, or Company's contractors in connection with the Consultant's engagement by Company. Technical or business information of a third person furnished or disclosed to the Consultant under this Agreement shall constitute Information of Company unless otherwise specifically indicated in writing.

(b)	Confidential Information. For purposes of this Agreement, the term "Confidential Information" shall mean Information regarding Company's business including, but not limited to, Information regarding medical device products, software, processing and manufacturing capabilities, copyrighted or patentable subject matter, research, development, innovations, inventions, designs, technology, improvements, trade secrets, business affairs and finances, customers, employees, operations, facilities, consumer markets, products, capacities, systems, procedures, security practices, data formats, and business methodologies. Confidential Information dies not include information which: (i) is in the public domain at the time of disclosure; (ii) was in the possession of Consultant free of any obligation of confidence prior to the time of disclosure by the Company; (iii) though originally Confidential Information, subsequently becomes part of the public knowledge through no fault of Consultant, as of the date of its becoming part of the public knowledge; (iv) though originally Confidential Information, subsequently is rightfully received by Consultant without obligations of confidence from a third party who is free to disclose the information, as of the date of such third-party disclosure; or (v) is independently developed by Consultant without the use of any Confidential Information, as of the date of such independent development.

(c)	Consultant's Obligations. All Confidential Information relating to or obtained from Company by the Consultant shall be maintained in confidence by the Consultant, and the Consultant shall use best efforts to protect and safeguard the Confidential Information.

(d)	Use of Confidential Information. Without Company's prior written approval, the Consultant: (a) shall not use Confidential Information directly or indirectly for any purpose except in connection with the services the Consultant performs on behalf of Company; and (b) shall not disclose, sell, assign, transfer, share or lease Confidential Information of Company, or make such Confidential Information available to, or make it available for the use or benefit of, any third party.

10.	Former Engagement Information. The Consultant shall not, during the Consultant's engagement with the Company, improperly use or disclose any proprietary information or trade secrets of any former employer, hiring party, or other person or entity with which the Consultant has an agreement or duty to keep in confidence, if any, and shall not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person, hiring party, or entity.

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11.	Court or Agency Order. In the event the Consultant receives a subpoena or order of a court or administrative body requesting disclosure of Company’s Confidential Information, the Consultant agrees (a) that, as promptly as possible after learning of such disclosure obligation and before making such disclosure, the Consultant shall notify Company of such obligation to make such disclosure, to allow Company an opportunity to object to such disclosure or to obtain a protective order or other appropriate relief; (b) that the Consultant shall provide such cooperation and assistance, at Company's expense, as Company may reasonably request in any effort by Company to obtain such relief; and (c) that the Consultant shall take all appropriate steps to limit the amount and scope of Confidential Information so disclosed and to protect its confidentiality.

12.	Non-Solicitation and Non-Compete. The Consultant agrees not to solicit or encourage employees of Consultant to work for a Competitor during the Term, and for a period of one year after expiration of the Term. "Competitor" means any person or organization, including the Consultant him or herself, engaged in, or about to become engaged in, research on or the acquisition, development, production, distribution, marketing or providing of a Competing Product. "Competing Product" means any product, process, or service of any person or organization other than the Company, in existence or under development, which both (A) is identical to, substantially the same as, or an adequate substitute for any product, process, or service of the Company, in existence or under development, on which the Consultant works during the Term or about which the Consultant acquires Confidential Information, and (B) is (or could reasonably be anticipated to be) marketed or distributed in such a manner and in such a geographic area as to actually compete with such product, process or service of the Company.

13.	Inventions. For purposes of this Agreement, the term "Inventions" shall mean any and all inventions, original works of authorship, developments, concepts, improvements, or trade secrets (whether or not patentable or registrable under copyright or similar laws) which relate to the business of the Company and which the Consultant either (i) solely or jointly conceives, develops, or reduces to practice during Company time, at the Company's direction, or using Company equipment or resources; or (ii) solely or jointly conceives, develops, or reduces to practice based on Company Confidential Information. The Consultant will promptly make full written disclosure of Inventions to the Company and will hold such Inventions in trust for the sole right and benefit of the Company. The Consultant hereby assigns to the Company all the Consultant's right, title and interest in and to Inventions. Without limiting the foregoing, the Consultant further acknowledges that all Inventions (x) which are original works of authorship; (y) which are made by the Consultant (solely or jointly with others) within the scope of the Consultant's engagement hereunder; and (z) which are protectable by copyright, shall be deemed, to the extent applicable, “works made for hire,” as that term is defined in the United States Copyright Act.

14.	Patent and Copyright Registration. The Consultant agrees to assist the Company, or its designee, at the Company’s expense, in every reasonable way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto and the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

15.	Termination. This Agreement may be terminated without liability as follows:

(a)	For Cause. If either Party is in material breach, the non-breaching party may terminate this Agreement upon providing the breaching party (a) with written notice, specifying the breach, and (b) with a ten (10) day opportunity to cure, commencing upon the effective date of such notice.

(b)	For Convenience. Either Party may terminate this agreement upon fifteen (15) days notice except that if the Company terminates this Consulting agreement under this provision 15(b) Consultant shall be paid the amounts set forth in Exhibit B up to and including the end of the term of this agreement.

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16.	Survival. The following provisions shall survive the expiration or termination of this Agreement: Sections 9, 11, 12, 14, and 17.

17.	Return of Property. Consultant expressly agrees that upon completion of his or her consulting services under this Agreement, or at any time prior to that time upon request of the Company, Consultant will return to the Company all property of the Company obtained or received by Consultant during the Term of this Agreement including, but not limited to, any and all files, computers, computer equipment, software, diskettes or other storage media, documents, papers, records, notes, agenda, memoranda, plans, calendars and other books and records of any kind and nature whatsoever containing Confidential Information concerning the Company or its customers or operations.

18.	No Oral Modification. This Agreement may not be changed orally, and no modification, amendment, or waiver of any provision contained in this Agreement, or any future representation, promise, or condition in connection with the subject matter of this Agreement shall be binding upon any party hereto, unless made in writing and signed by such party.

19.	Entire Agreement. This Agreement contains the entire agreement between the Parties and supersedes any and all previous agreements of any kind whatsoever between them, whether written or oral, and all prior and contemporaneous discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement. This is an integrated document.

20.	Severability. In the event that any provision of this Agreement or the application thereof should be held to be void, voidable, unlawful or, for any reason, unenforceable, the remaining portion and application shall remain in full force and effect, and to that end the provisions of this Agreement are declared to be severable.

21.	Governing Law. This Agreement is made and entered into, and shall be subject to, governed by, and interpreted in accordance with the laws of the California and shall be fully enforceable in the courts of that state, without regard to principles of conflict of laws. The Parties (i) agree that any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court for the District of California, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in California; (ii) consent to the jurisdiction of any such court; and (iii) waive any objection which they may have to the laying of venue in any such court. The Parties also consent to the service of process, pleadings, notices or other papers by regular mail, addressed to the party to be served, postage prepaid, and registered or certified with return receipt requested.

22.	Notices. All notices, requests, consents, approvals and other communications required or permitted under this Agreement ("Notices") shall be in writing and shall be delivered to the addresses listed above, by a overnight courier service, by hand, or by facsimile transmission, unless otherwise provided in this Agreement. Such Notices shall be effective (i) if sent by overnight courier service, three business days after mailing; (ii) if sent by hand, on the date of delivery; and (iii) if sent by facsimile, on the date indicated on the facsimile confirmation. Any party may change its address or facsimile number for notification purposes by giving all of the individuals and entities noted above notice, in accordance with the notice provisions set forth in this Section, of the new address or facsimile number and the date upon which it will become effective.

23.	Assignment. Either Party may assign this Agreement. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties and such approval shall not unreasonably be withheld. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

24.	Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the effect of a signed original.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by the undersigned duly authorized persons as of the day and year above stated.

Odyssey Group International, Inc.

By:/s/ J. Michael Redmond

Name: J. Michael Redmond

Title: President and CEO

CONSULTANT

/s/ James De Luca

James De Luca

DATE: June 27, 2019

CONSULTANT

/s/ Luis J. Mejia

Luis J. Mejia

Murdock Capital Partners

DATE: July 11, 2019

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EXHIBIT “A”

CONSULTANT SERVICES

AND

PAYMENT SCHEDULE

PAYMENT SCHEDULE

1.	Monthly Cash Compensation will begin at a time when the Company has raised a minimum of six hundred thousand dollars ($600,000.00) for the development of the anti choking device and will continue for one year thereafter. The monthly cash compensation will be a total of $10,000.00 per month, six thousand dollars ($6,000.00) of which will be paid directly to De Luca and four thousand ($4,000.00) will be paid directly to MCP.

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EXHIBIT B

SERVICES

Consultant shall assist in all technology transfer related to the Purchased Assets as defined in the Intellectual Property Purchase Agreement.

Consultant shall assist with the development and commercialization efforts of the Purchased Assets.

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EXHIBIT “D”

PATENT ASSIGNMENT AGREEMENT

Effective June 26, 2019 (the “Effective Date”) De Luca an individual whose address is 15 Wendover Road, Forest Hills Gardens, NY 11375 (“Assignor”), with its principal address at and Odyssey Group International, Inc., a Nevada corporation (“Assignee”) with its principle address at 2372 Morse Ave Irvine, CA 92614.

ARTICLE I

BACKGROUND

WHEREAS, Assignor has developed and deployed a certain technology and known as “anti choking” and a “choking rescue” device (the “Platform”); and

a)	WHEREAS, Assignor is the owner of all intellectual property rights in or to the Platform and two US Patents, The USPTO Patent Number RE45, 535 E issued on June 2, 2015 and Patent Number 8,454,624 B2; issued June 4, 2013, both patents are related to a Choking Rescue Device.

WHEREAS, Assignee is engaged in the development of medical products for commercial use and application, and desires to own the Platform and Assignor’s intellectual property rights in and to the same; and

WHEREAS, Assignor and Assignee, are parties to that certain Intellectual Property Purchase Agreement whereby Assignor agreed to assign The USPTO Patent Number RE45, 535 E issued on June 2, 2015 and Patent Number 8,454,624 B2; issued June 4, 2013, both patents are related to a Choking Rescue Device, and

In consideration of the Intellectual Property Purchase Agreement and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Assignor does hereby transfer and assign to Assignee, its successors, assigns and legal representatives all its right, title and interest in and to the patents and the invention entitled:

“Device for Removing a Lodged Mass”

Invented by James De Luca and described in the:

The USPTO Patent Number RE45, 535 E issued on June 2, 2015 and Patent Number 8,454,624 B2; issued June 4, 2013, both patents are related to a Choking Rescue Device.

and all United States Letters Patent which may be granted therefor, and all divisions, reissues, continuations and extensions thereof, the said interest being the entire ownership of the said Patents when granted, to be held and enjoyed by the said Assignee, its successors, assigns or other legal representatives, to the full end of the term for which said Patent may be granted, as fully and entirely as the same would have been held and enjoyed by Assignor if this assignment and sale had not been made;

And I hereby authorize and request the Commissioner of Patents and Trademarks to transfer and assign said Patent to the said Assignee.

ASSIGNOR

By: /s/ James T. De Luca           6/27/19

James De Luca                            Date

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STATE OF NEW YORK:

: to wit:

CITY OF SUFFOLK:

I HEREBY CERTIFY that on this 27TH day of JUNE, 2019, before me, the undersigned Notary Public of the jurisdiction aforesaid personally appeared James DE LUCA, and acknowledged himself to be the individual owner of the Platform and that he, being authorized so to do, executed the foregoing instrument for the purposes therein contained.

IN WITNESS MY Hand and Notarial Seal.

Gerald T. Bodner (SEAL)
Notary Public

GERALD T. BODNER Notary Public, state of New York NO. 02BO4937733 Qualified in Nassau and Suffolk Counties My Commission expires: June 30, 2022	Registration # : ______________

ACKNOWLEDGED AND ACCEPTED:

Odyssey Group International, Inc.

By: /s/ J. Michael Redmond J. Michael Redmon President/CEO Odyssey Group international Inc.	6-27-19 Date

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